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                                                                     EXHIBIT 8.1

                                                                    July 8, 1997

00116.0393

Houston Industries Incorporated
Houston Industries Plaza
1111 Louisiana Street
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Houston Industries Incorporated, a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), including a prospectus (the "Prospectus"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance and sale of up to 22,909,040 ___% Automatic Common Exchange Securities (the "Securities"). The Securities will be issued under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as Trustee.
        We have examined the Prospectus and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Securities will be issued in accordance with the Indenture and the other operative documents described in the Prospectus.

        Based on certain assumptions set forth therein, statements of legal conclusion set forth under the heading "Risk Factors--Uncertainty of Federal Income Tax Consequences" and under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus reflect our opinions on the material United States federal income tax consequences of the purchase, ownership and disposition of the Securities based on the Internal Revenue Code of 1986 and applicable regulations thereunder, both as in effect on the date hereof, and on reported judicial decisions, although, as stated in the Prospectus, no existing statutory, judicial or administrative authority directly addresses the characterization of the Securities for U.S. federal income tax purposes and therefore there exists significant uncertainty concerning the proper tax treatment of the Securities.

        Our opinion is limited to tax matters specifically covered hereby.
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Houston Industries Incorporated       -2-                         July 8, 1997



        We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the references to this Firm in the sections captioned "Certain United States Federal Income Tax Considerations" and "Validity of the Securities" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       BAKER & BOTTS, L.L.P.

GVN: 430